Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

June 1, 2015

Invuity, Inc.

444 De Haro Street

San Francisco, CA 94107

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-203505), as amended (the “Registration Statement”), filed by Invuity, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 4,312,500 shares of the Company’s common stock, $0.001 par value per share which (including up to 562,500) shares issuable upon exercise of an over-allotment option granted to the underwriters by the Company) (the “Shares”), to be issued and sold by the Company. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to a purchase agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Purchase Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that (i) the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

AUSTIN  BRUSSELS  GEORGETOWN, DE  HONG KONG  NEW YORK  PALO ALTO  SAN DIEGO  SAN FRANCISCO  SEATTLE  SHANGHAI WASHINGTON, DC

Invuity, Inc.

June 1, 2015

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati

AUSTIN  BRUSSELS  GEORGETOWN, DE  HONG KONG  NEW YORK  PALO ALTO  SAN DIEGO  SAN FRANCISCO  SEATTLE  SHANGHAI WASHINGTON, DC